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                                        Contacts: Ali Perry
                                                  Rhythms Investor Relations
                                                  (303) 476-5739
                                                  aperry@rhythms.com

FOR IMMEDIATE RELEASE

                 RHYTHMS SEEKS MODIFIED SEC REPORTING PROCEDURES

ENGLEWOOD, COLO., AUGUST 15, 2001 - Rhythms NetConnections Inc. (OTCBB: RTHMQ), a provider of broadband communication services, said that the Company sent to the Securities and Exchange Commission today a no action letter, requesting that, while the Company is in reorganization proceedings pursuant to Chapter 11 of the United States Bankruptcy Code, it be permitted to file, under cover of Forms 8-K, copies of each of its Monthly Reports within 15 calendar days after the Monthly Report is due to the Bankruptcy Court and the U.S. Trustee's Office, in lieu of filing the 10-Qs and 10-Ks.

The Company has not filed and, pending a response from the SEC, does not intend to file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.

ABOUT RHYTHMS

Based in Englewood, Colo., Rhythms NetConnections Inc. (OTCBB: RTHMQ) provides DSL-based, broadband communication services to businesses and consumers. On August 1, 2001, Rhythms and all of its wholly-owned U.S. subsidiaries voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of New York. For more information concerning Rhythms, call 1-800-RHYTHMS (1-800-749-8467), or visit the Company's Web site at www.rhythms.com.

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Rhythms, Rhythms NetConnections (and any product names for which trademark applications have been filed) are trademarks of Rhythms NetConnections Inc. Copyright (C) 2001 Rhythms NetConnections Inc. All rights reserved. Unauthorized
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The statements contained in these materials which are not historical facts may contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. Such statements are indicated by words or
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